Exhibit 99.1

INVESTORS REAL ESTATE TRUST ANNOUNCES STRATEGIC INTENTION TO FOCUS PORTFOLIO ON MULTIFAMILY

- Plan to Dispose All Healthcare and Industrial Properties -

(Minot, ND) — June 6, 2016 - Investors Real Estate Trust (NYSE: IRET) (NYSE: IRETPR) (NYSE: IRETPRB), a self-administered, equity real estate investment trust investing in income-producing properties located primarily in the upper Midwest, today announced its intention to sell all Healthcare and Industrial properties, which the Company considers no longer core to its strategy. The Company expects that these dispositions will streamline its portfolio strategy, allowing management to focus on growing the scalable Multifamily operating platform. Proceeds from these sales will be directed into the Company’s Multifamily segments and other strategic capital allocation initiatives.

“We continue our work to transform IRET to create long term shareholder value, and today we announced our intention to move towards a pure play Multifamily REIT by disposing of all Healthcare and Industrial assets,” stated President and Chief Executive Officer Tim Mihalick. “We believe this plan will position IRET for long term growth as we simplify our portfolio strategy, build on our scalable operating platform, and over time, deleverage our balance sheet. We intend to execute on these asset sales as market conditions allow, and expect that this process may require time. However, I am confident that this strategy will result in a stronger Company and more predictable cash flows, which will support attractive returns for our shareholders over the long run.”

A presentation with additional detail on the strategic plan has been filed and is available in the investor relations section of the Company’s website.

Quarterly Distribution

On April 1, 2016, the Company paid a quarterly distribution of $0.1300 per common share and unit of IRET Properties. This was its 180th consecutive distribution. The Company also paid, on March 31, 2016, a quarterly distribution of $0.5156 per share on its Series A preferred shares and a quarterly distribution of $0.4968 per share on its Series B preferred shares.

Subsequent to the end of the fourth quarter of fiscal year 2016, on June 2, 2016, the Board of Trustees declared a regular quarterly distribution of $0.1300 per common share and unit, payable July 1, 2016 to common shareholders and unitholders of record on June 15, 2016.

Also on June 2, 2016, the Board declared a distribution of $0.5156 per share on the Company’s Series A preferred shares, payable June 30, 2016 to Series A preferred shareholders of record on June 15, 2016, and declared a distribution of $0.4968 per share on the Company’s Series B preferred shares, payable June 30, 2016 to Series B preferred shareholders of record on June 15, 2016.

About IRET

We are a self-administered, equity real estate investment trust investing in income-producing properties located primarily in the upper Midwest. As of January 31, 2016, we held for investment a portfolio of 177 properties consisting of 94 multifamily properties, 66 healthcare properties (including senior housing), 7 industrial properties and 10 other commercial properties with a total of 4.5 million square feet of leasable space.  Our common shares, Series A preferred shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET, IRETPR and IRETPRB, respectively). Our press releases and supplemental information are available on our website at www.iret.com or by contacting Investor Relations at 203-682-8377.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which may be identified by the use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and

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similar expressions that do not relate to historical matters, specifically including the Company’s future plans, anticipated operating results, anticipated timing of development projects being placed into service, anticipated implementation and results of its value add program, and anticipated timing of properties becoming same-store properties, are based on the Company’s expectations, forecasts and assumptions at the time of this operating release. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in such forward-looking statements.

Such risks, uncertainties and other factors that might cause such differences include, but are not limited to: intentions and expectations regarding future distributions on common shares and units; fluctuations in interest rates; adverse capital and credit market conditions that might affect the Company’s access to various sources of capital and cost of capital; adequate insurance coverage; the effect of government regulation; delays or inability to obtain necessary governmental permits and authorizations; changes in general and local economic and real estate market conditions; changes in demand for Company properties that may result in lower than expected occupancy and/or rental rates; ability to acquire quality properties in the Company’s targeted markets; ability to successfully dispose of certain assets; competition for tenants from similar competing properties; the Company’s ability to attract and retain skilled personnel; cyber-intrusion; abandonment of development or redevelopment opportunities for which the Company has already incurred costs; delays in completing development, redevelopment and/or lease up of properties and increased costs; and those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended April 30, 2015 and subsequent quarterly reports on Form 10-Q.

The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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